Exhibit 99.1

News Release	For immediate release
Zix Corporation Completes Additional $5 Million in Debt Payments
Stock Option Vesting Accelerated to Reduce Future Compensation Expense
DALLAS — Jan. 4, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of email encryption and e-prescribing services, today announced that it has redeemed in cash an additional $5.0 million principal amount of its convertible notes due 2005-2008 held by one of its convertible notes investors (plus a five percent premium and accrued interest, approximating $5.3 million). Also, as required by the terms of the note redeemed, the company will issue the investor a warrant to acquire 650,558 shares of its common stock at an exercise price of $5.38 per share.
This cash redemption, when coupled with the previously announced redemption of $10 million principal amount of the convertible notes, leaves only $5.0 million notes principal amount outstanding, all of which is held by the remaining convertible notes investor.
The $5.0 million principal amount owed to this note holder is fully secured by $5.0 million in cash held in a restricted collateral account for its benefit. The amount required to be maintained in the collateral account will reduce on a dollar-for-dollar basis as the principal amount owing reduces below $5.0 million. As of Dec. 31, 2005, the company’s unrestricted cash and equivalents, after giving effect to the $5.3 million note redemption payment and excluding the $5.0 million held in the collateral account, totaled slightly in excess of $20 million.
In other news, the company announced that on Dec. 30, 2005, it accelerated the vesting of certain employee stock options covering 422,574 company shares held by participants under various company stock option plans. Only options with an exercise price at or above $5.00 a share were vested and options held by officers and directors were excluded from the acceleration. The purpose of the acceleration was to eliminate future compensation expense the company would otherwise be required to recognize in its income statement with respect to these options once new accounting rules (SFAS No. 123R) became effective on Jan. 1, 2006.
About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s email encryption services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its e-prescribing service improves patient care, reduces costs, and improves efficiency for the healthcare community. For more information, visit www.zixcorp.com.
ZixCorp Contact:
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
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www.zixcorp.com     2711 N. Haskell Ave.  \  Suite 2300, LB 36  \  Dallas, TX 75204  \  phone 214 370 2000  \  fax 214 370 2070